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                                                                  EXHIBIT 2.2

                                                      As amended March 3, 1992

                           CERTIFICATE OF DESIGNATION
                      SETTING FORTH THE PREFERENCES, RIGHTS
                 AND LIMITATIONS OF SERIES A, CLASS B PREFERRED
                      STOCK OF VITAL LIVING PRODUCTS, INC.

         VITAL LIVING PRODUCTS, INC., a Delaware corporation (this "Corporation"), certifies that pursuant to the authority contained in Article 4 of its Certificate of Incorporation and in accordance with the provisions of
Section 151 of the General Corporation Law of the State of Delaware, this Corporation has the authority to issue 1,000,000 shares of Class B Preferred Stock. The Board of Directors of this Corporation has the authority to issue any or all of said shares in one or more series and by resolution provide for the designation of each series to be issued pursuant to the foregoing authority. The Board of Directors has adopted the following resolution creating a series of its Class B Preferred Stock to be designated Series A, Class B Preferred Stock:

                  RESOLVED, that a series of the authorized Class B Preferred Stock of this Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitation and restrictions thereof are as follows:

                  Section 1. Designation and Amount; Par Value.

         The shares of such series shall be designated as Class B, Series A Preferred Stock (the "Series A Stock") and the number of shares constituting such series shall be 575,000. The par value of such share of the series shall be $.01.

                  Section 2. Dividends.

                  This Corporation shall pay preferential dividends to the holders of the Series A Shares. Such dividends shall accrue cumulatively on a daily basis at the rate of 12% per annum based on a per share value of $2.00. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Dividends shall be paid to the holders of the Series A Shares within ten days following the end of each quarter; provided, however, that the payment of dividends for any period of time shorter than a quarter shall be pro-rated. If this Corporation fails to make two quarterly dividend payments in any one year, the holders of the Series A

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Shares shall be entitled to elect a majority of the Board of Directors of this
Corporation at the next Annual Meeting of Stockholders; provided such default shall not have been cured prior to such meeting.

                  Section 3. Liquidation Rights.

                  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of this Corporation, before any payment or distribution shall be made to the holders of any shares of the Common Stock, $.01 par value, of this Corporation (the "Common Stock") or to the holders of any shares of the Class A Preferred Stock, $.01 par value, of this Corporation (the "Class A Preferred Stock"), the holders of the Series A Shares shall be entitled to receive an amount equal to the par value thereof or $.01 per share. After the payment or the setting apart for payment of amounts so payable to the holders of the Series A Shares, the remaining assets of this Corporation shall be available for distribution to the holders of shares of the Common Stock and the Class A Preferred Stock. If the assets or surplus funds to be distributed to the holders of the Series A Shares are insufficient to permit the payment to such holders of the full amounts to which they are entitled the assets and surplus funds available for distribution shall be distributed first prorata to the holders of the Series A Shares.

                  Section 4. Voting Rights.

                  The holders of Series A Shares shall not be entitled to vote.

                  Section 5. Redemption.

         (a) This Corporation may at any time and from time to time redeem all or a portion of the outstanding Series A Shares at the redemption price of $2.00 per share (the "Redemption Price"). This Corporation shall provide notice of any redemption pursuant to Section 5 hereof specifying the date (the "Redemption Date") and the place of redemption, by first class or registered mail, postage prepaid, to each holder of Series A Shares at the address for such holder last shown on the records of this Corporation, not more than 60 nor less than 5 days before the applicable Redemption Date. The notice shall specify the number of shares that are to be redeemed. Upon mailing of any such notice of redemption, this Corporation shall become obligated on the applicable Redemption Date to carry out the redemption specified in such notice. If less than all of the Series A Shares represented by any certificate are redeemed in any redemption, this Corporation shall, at its own expense and upon the surrender of such certificate, issue to the holder thereof a new certificate representing such holder's unredeemed shares.

         (b) No Series A Shares designated for redemption pursuant to any notice of redemption ("Redemption Shares") shall be entitled to any dividends declared after the applicable Redemption Date. All voting rights of the holders of Redemption Shares as stockholders of this Corporation by reason of the ownership of Redemption Shares shall cease as of the date on which written notice of redemption has been sent to holders thereof and a sum sufficient to redeem the Redemption Shares has been irrevocably deposited or set aside to pay the Redemption Price to the holders of the Redemption Shares upon surrender of certificate therefor, except the right to receive the Redemption Price of such shares upon presentation and

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surrender of the certificate representing such shares. No Redemption Shares shall be deemed to be outstanding after the Redemption Date.

         (c) If this Corporation fails to redeem all of the issued and outstanding Series A Shares on or before June 30, 1996, the holders of unredeemed Series A Shares shall be entitled to elect a majority of the Board of Directors of this Corporation.

                  6. Conversion.

         (a) Holders of Series A Shares are entitled to exchange all or part of such shares (the "Tendered Shares") commencing one year from the issuance thereof for shares of Common Stock at an initial purchase price of $6.00 per share, which price shall decrease by $.50 each year on the anniversary of the issuance of the Series A Shares to a minimum of $4.50 per share (the "Conversion Rate"), such number of shares of Common Stock to be received upon conversion to be calculated by dividing the Redemption Price of $2.00 per share by the Conversion Rate in effect at the time of conversion, and such Conversion Rate to be subject to adjustment as follows:

                  (1) Stock Dividends, Subdivisions, Combinations. If this Corporation shall at any time (i) take record of the holders of its Common Stock for the purpose of entitling them to receive a dividend payable in, or other distribution of, Common Stock; (ii) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock; or (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Rate in effect immediately prior thereto shall be adjusted so that each Series A Share issued and outstanding on the date thereof shall thereafter be convertible into the number of shares of Common Stock which the holder of such Series A Shares would have been entitled to receive after the happening of such event. An adjustment made pursuant to this subparagraph (1) shall become effective retroactively to the record date in the case of a dividend and shall become effective on the effective date in the case of a subdivision or combination.

                  (2) Reorganization or Reclassification. In case of any capital reorganization or any reclassification of the capital stock of this Corporation, each Series A Share issued and outstanding on the date thereto shall thereafter be convertible into the number of shares of stock or other securities or property receivable with respect to each outstanding share of Common Stock upon such capital reorganization or reclassification of capital stock; and, in any case, appropriate adjustment (as reasonably determined in good faith by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Shares to the end that the provisions set forth herein (including the specified changes in and other adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or other property thereafter deliverable upon the conversion of the Series A Shares.

         (b) If any holder of outstanding Series A Shares shall elect to convert any Series A Shares as described in Section 6(a), such holder shall notify this Corporation in writing, which

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writing (the "Conversion Notice") shall be duly signed by or on behalf of such holder, shall specify the number of Series A Shares being so converted, shall be accompanied by the certificate or certificates for the Series A Shares being so converted and such conversion shall be effective upon receipt by this Corporation of such Conversion Notice. As soon as practicable after such conversion, this Corporation shall issue or cause to be issued, at its own expense, a certificate or certificates representing the shares of Common Stock issuable upon the conversion, and, if less than all the shares represented by any tendered certificate are converted, a new certificate representing the unconverted Series A Shares.

         IN WITNESS WHEREOF, VITAL LIVING PRODUCTS, INC. has caused this Certificate of Designation to be executed by its President and attested to by its Secretary this 12th day of February, 1992.

                                             VITAL LIVING PRODUCTS, INC.



                                             /s/  Henry H. Mummaw
                                             Henry H. Mummaw
                                             President
ATTEST:


/s/ Joseph W. Mummaw
Joseph W. Mummaw
Secretary


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